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                                                                     Exhibit 5.1

                             MORRISON & FOERSTER LLP
                              Palo Alto, California






                                  May 29, 2003

PLX Technology, Inc.
870 Maude Avenue
Sunnyvale, California  94085

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by PLX Technology, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 267,920 shares of the Company's Common Stock, $.001 par value (the "Plan Shares") which will be issuable under the HiNT Corporation 2000 Stock Plan (the "Plan").

         As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the Plan and the authorization of the issuance of the shares of Common Stock under the Plan and such documents as we have deemed necessary to render this opinion.

         Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ Morrison & Foerster LLP